Exhibit 4.1

STRICTLY CONFIDENTIAL

EXECUTION VERSION

THIRD AMENDMENT TO SHARE AND ASSET PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO THE SHARE AND ASSET PURCHASE AGREEMENT is entered into on August 24, 2020 by and among

(1)                                 Alibaba Group Holding Limited (the “Seller”), a Cayman Islands company;

(2)                                 蚂蚁科技集团股份有限公司 (Ant Group Co., Ltd.) (formerly known as浙江蚂蚁小微金融服务集团股份有限公司 (Ant Small and Micro Financial Services Group Co., Ltd., and 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)) (the “Purchaser”), a company limited by shares organized under the Laws of Mainland China;

(3)                                 杭州君澳股权投资合伙企业(有限合伙) (Hangzhou Junao Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of Mainland China (“Junao Management Holdco”);

(4)                                 杭州君瀚股权投资合伙企业 (有限合伙) (Hangzhou Junhan Equity Investment Partnership (Limited Partnership)), a limited partnership organized under the Laws of Mainland China (“Junhan Management Holdco” and together with Junao Management Holdco, the “Management Holdcos”);

(5)                                 Jack Ma (“JM”);

(6)                                 Joseph Chung Tsai (“JT”); and

(7)                                 SoftBank Group Corp. (“Softbank”), a Japanese corporation (collectively, the “Parties”).

Capitalized terms used but not defined in this Third Amendment shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Parties are parties to the Share and Asset Purchase Agreement, dated as of August 12, 2014, as initially amended pursuant to that Amendment Agreement, dated as of February 1, 2018, and as further amended pursuant to that Second Amendment to Share and Asset Purchase Agreement, dated as of September 23, 2019, as amended from time to time prior to the date hereof (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1.                                      Amendment.  In accordance with Section 12.2(a)(ii) of the Purchase Agreement, the Parties hereby amend the Purchase Agreement as follows:

1.1.                                  The following definitions shall be added to Section 1.1 of the Purchase Agreement:

“2019 SAPA” means the 2014 SAPA, as initially amended pursuant to that Amendment Agreement, dated as of February 1, 2018, and as further amended pursuant to that Second Amendment to Share and Asset Purchase Agreement dated as of September 23, 2019, and prior to being amended pursuant to this Third Amendment.

“Listing Date” means the earlier of the listing date for an A-Share IPO or the listing date for an Other IPO.

“Third Amendment” means the Third Amendment to Share and Asset Purchase Agreement, dated as of August 24, 2020.

1.2.                                  The definition of “Recognized Stock Exchange” shall be deleted in its entirety and replaced with the following:

“Recognized Stock Exchange” means (a) the largest capitalization listing tier of any of the New York Stock Exchange, NASDAQ, London Stock Exchange, Hong Kong Stock Exchange, Shenzhen Stock Exchange or Shanghai Stock Exchange (for example, as of the date of this Agreement, for NASDAQ, the NASDAQ Global Select Market or for the London Stock Exchange, Main Market Primary Listing) or (b) the Shanghai Stock Exchange STAR Market (上海证券交易所科创板).

1.3.                                  The provisions in Annex 1 shall be added to Section 2.2(c)(x).

1.4.                                  Article IX of the Purchase Agreement shall be deleted in its entirety and replaced with the provisions in Annex 2.

1.5.                                  Schedule 9.9 of the Purchase Agreement shall be deleted in its entirety and replaced with the provisions in Annex 3.

1.6.                                  The address, facsimile number and email address for the Seller specified under Section 12.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

To the Seller:

Alibaba Group Holding Limited

26th Floor, Tower One

Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Attention:	General Counsel
Facsimile No.:	+852 2215 5200
Email:	SAPANotice@list.alibaba-inc.com

2

1.7.                                  The address, facsimile number and email address for the Purchaser specified under Section 12.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

To the Purchaser:

Ant Group Co., Ltd.

Z Space, No. 556 Xixi Road

Hangzhou 310013

People’s Republic of China

Attention:	General Counsel
Facsimile No.:	+(86571) 8656 2095
Email:	GCnotice@antgroup.com

1.8.                                  Section 12.5 shall be deleted in its entirety and replaced with the following provision:

Section 12. 5                                Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  The Management Holdcos shall be parties to this Agreement solely with respect to Article VI, this Article XII, and Sections 4.2, 5.2, 7.1, 7.2, 8.2(a), 9.1(a)(ii), 9.5, 9.7, 9.8(d), 9.9(d), 9.16(i), 10.1, 11.3 and 11.4.  PMH shall be party to this Agreement solely with respect to this Article XII and Section 9.13.

1.9.                                  The phrase “NASDAQ rules or the rules of any other quotation system or exchange” shall be deleted from the last sentence of Section 12.9(e) of the Purchase Agreement and replaced with the phrase “the rules of any quotation system or exchange”.

2.                                      Effect on Purchase Agreement.  This Third Amendment shall not constitute a waiver, amendment or modification of any provision of the Purchase Agreement not expressly provided for herein.  Except as expressly amended hereby, the provisions of the Purchase Agreement are and shall remain in full force and effect.

3.                                      Miscellaneous.  Sections 1.3, 1.4, 7.1 and Article XII of the Purchase Agreement (where applicable, as amended by this Third Amendment) are hereby incorporated by reference and shall apply mutatis mutandis to this Third Amendment. Notwithstanding anything to the contrary, the Purchaser shall be entitled to disclose the terms of this Amendment to its professional advisors and any Governmental Authority in connection with, or for purposes of, an IPO of Equity Securities of the Purchaser.

[Remainder of Page Intentionally Left Blank]

3

The Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Maggie Wei Wu
Name:	Maggie Wei Wu
Title:	Chief Financial Officer

[Project Star - Signature Page to Third Amendment to SAPA]

The Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

蚂蚁科技集团股份有限公司 (Ant Group Co., Ltd.)

By:	/s/ 井贤栋
Name:	井贤栋
Title:	Legal Representative

[Project Star - Signature Page to Third Amendment to SAPA]

The Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

杭州君澳股权投资合伙企业(有限合伙) (Hangzhou Junao Equity Investment Partnership (Limited Partnership))

By:	/s/ 蒋芳
Name:	蒋芳
Title:	Authorized Signatory

[Project Star - Signature Page to Third Amendment to SAPA]

The Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

杭州君瀚股权投资合伙企业 (有限合伙) (Hangzhou Junhan Equity Investment Partnership (Limited Partnership))

By:	/s/ 蒋芳
Name:	蒋芳
Title:	Authorized Signatory

[Project Star - Signature Page to Third Amendment to SAPA]

The Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

/s/ Jack Ma
JACK MA

[Project Star - Signature Page to Third Amendment to SAPA]

The Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

/s/ Joseph Chung Tsai
JOSEPH CHUNG TSAI

[Project Star - Signature Page to Third Amendment to SAPA]

The Parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

SOFTBANK GROUP CORP.

By:	/s/ Yoshimitsu Goto
Name:	Yoshimitsu Goto
Title:	Chief Financial Officer

[Project Star - Signature Page to Third Amendment to SAPA]

Annex 1

Section 2.2(c)(x). To the extent, if any, that any Remaining Retained IP cannot be sold, conveyed, assigned or transferred by the Seller or its applicable Subsidiaries to the Purchaser (or the applicable Onshore Remaining Retained IP Transferee(s) or Offshore Remaining Retained IP Transferee(s)) as of the closing of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, as contemplated by this Section 2.2(c), whether as a result of applicable Law, the necessity of obtaining additional approvals of Governmental Authorities, or otherwise, or that the Seller or its applicable Subsidiaries retains any right, title or interest with respect to such Remaining Retained IP, then to the extent Seller is not already obligated to do so pursuant to Section 2.2(c)(ii), the Parties shall use reasonable best efforts to transfer such Remaining Retained IP as promptly as practicable following the closing of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, for no additional consideration other than (and subject to) the applicable Onshore Remaining Retained IP Transferee’s(s’) or Offshore Remaining Retained IP Transferee’s(s’) payment of the IP Costs and other amounts related to the transfer of such Remaining Retained IP set forth in Section 2.2(c)(ii) or Section 2.2(c)(iii), as applicable, and such Remaining Retained IP shall remain subject to, and continued to be licensed by the Seller to the Purchaser pursuant to the terms of, the Amended IPLA regardless of the termination thereof (excluding, for the avoidance of doubt, provisions with respect to the accrual and payment of the Alipay Royalty or New FIG Royalty thereunder and provisions restricting the Purchaser or its Subsidiaries’ right to sublicense such Remaining Retained IP) until such time as the applicable Remaining Retained IP or the Seller’s or its Subsidiaries’ respective right, title or interest therein is transferred to the Purchaser (or the applicable Onshore Remaining Retained IP Transferee(s) or Offshore Remaining Retained IP Transferee(s)) in accordance with this Section 2.2(c).

Annex 2

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.1                                    Board Representation of the Seller.

(a)                                 Directors.

(i)                                          During the Independent Director Ownership Period, the Seller (or the Seller Designated Investment Entity) and the Purchaser shall mutually agree to recommend one person to the Purchaser, who the Purchaser shall nominate for election as a director of the Purchaser board of directors (the “Independent Director”); provided, that no Person that is an officer or employee of the Seller, the Purchaser, SoftBank, Altaba or their respective Affiliates, or that is a Related Party, may be designated as the Independent Director.  The Parties shall agree on the initial Independent Director as promptly as practicable, and in any event by the 60th day following the date hereof.  The “Independent Director Ownership Period” shall commence on the date of this Agreement and shall terminate upon the earlier of (x) the Listing Date and (y) the first date following Issuance Closing on which the Seller and its Subsidiaries do not collectively own at least fifty percent (50%) of the aggregate Purchaser Equity issued, on or prior to such date, to the Seller and its Subsidiaries collectively pursuant to this Agreement; provided, that if the Seller and/or any of its Subsidiaries is required by Law to sell or otherwise transfer or dispose of Purchaser Equity or equivalent equity interests of the Purchaser, such sale of Purchaser Equity shall not terminate the Independent Director Ownership Period unless the Seller and/or any of its Subsidiaries subsequently voluntarily sells any Purchaser Equity or equivalent equity interests of the Purchaser and immediately following such sale the Seller and its Subsidiaries collectively own less than fifty percent (50%) of the aggregate Purchaser Equity issued, on or prior to the date of such sale, to the Seller and its Subsidiaries collectively pursuant to this Agreement.

(ii)                                       During the Seller Board Representative Period, the Purchaser shall nominate for election as directors of the Purchaser board of directors two (2) officers or employees of the Seller or any of its Subsidiaries designated by the Seller (each such director, a  “Seller Director” and together, the “Seller Directors”); The “Seller Board Representative Period” shall commence on the Issuance Closing Date and shall terminate upon the termination of the Independent Director Ownership Period.

(iii)                                    The Purchaser shall use reasonable best efforts, and the Seller (or the Seller Designated Investment Entity) and other Parties shall cooperate with the Purchaser, to (A) elect or cause the election of such Independent Director to the board of directors of the Purchaser during the Independent Director Ownership Period, (B) elect or cause the election of such Seller Directors to the board of directors of the Purchaser during the Seller Board Representative Period, and (C) and otherwise effect the provisions of this Section 9.1 and any determination or resolution of the board of directors of the Purchaser under this Section 9.1, including (prior to any initial public offering) amending the organizational documents to increase or decrease the numbers of directors on the board of directors of the Purchaser and electing or removing directors and (following any initial public offering), nominating the Independent Director or the Seller Directors, as applicable, for election to the board of directors of the Purchaser and recommending and soliciting proxies for the Independent Director or the Seller Directors, as applicable, to the same extent as the Purchaser does for any of its other nominees to its board of directors.  Without limiting the foregoing, JM, JT and the Management Holdcos shall at all times during the Independent Director Ownership Period and the Seller Board Representative Period vote their respective Equity Securities of the Purchaser in favor of the election of the duly designated Independent Director and the Seller Directors, respectively, to the Purchaser board of directors.

(b)                                 Committee Representation.  During the Independent Director Ownership Period, the audit committee of the board of directors of the Purchaser shall include the Independent Director and the Purchaser shall cause the Independent Director to be elected or appointed to such committee, in each case subject to applicable Law.

(c)                                  Director Vacancy.

(i)                                          Subject to Section 9.1(a), upon the death, disability, resignation, retirement, disqualification, removal or other expiration or termination of service of the Independent Director during the Independent Director Ownership Period or any Seller Director during the Seller Board Representative Period, to the extent permitted by applicable Law, the Seller (or the Seller Designated Investment Entity) shall have the right to nominate any replacement for the Independent Director or such Seller Director, as applicable, which replacement shall satisfy all requirements under Section 9.1(a) and Section 9.1(b).  Each of the Purchaser and the Management Holdcos shall use its reasonable best efforts to take all action required to re-elect the nominees of the Seller (or the Seller Designated Investment Entity) to the board of directors and its audit committee, if applicable.  For the avoidance of doubt, removal and replacement of the Independent Director and any Seller Director, as applicable (and the failure to re-appoint such director at the end of any term) shall require the same approvals as appointment of the Independent Director and such Seller Director, as applicable, and the last sentence of Section 9.1(a)(iii) shall apply to any replacement Independent Director or Seller Director designated pursuant to this Section 9.1(c)(i).  Without limiting the foregoing provisions of this Section 9.1(c), subject to applicable Law, the Purchaser board of directors may remove the Independent Director or any Seller Director from the board of directors, or otherwise take such action as necessary or advisable to cause the Independent Director or any Seller Director to no longer serve on or be elected to the Purchaser board of directors, and the Seller (or the Seller Designated Investment Entity) shall take such action reasonably requested by the Purchaser to cause the Independent Director or any Seller Director to resign or no longer serve on the Purchaser board of directors, if at any time the Independent Director or any Seller Director, respectively, no longer meets the requirements for such Person to be selected, designated or nominated in such capacity pursuant to this Section 9.1(c) or is otherwise no longer qualified to serve on the Board of Directors.

(ii)                                       Until the earlier of (A) the date on which SoftBank no longer owns directly or indirectly at least twenty percent (20%) of the ordinary shares of the Seller, (B) the date of the Purchaser Qualified IPO and (C) the expiration of the Independent Director Ownership Period, on or prior to the resignation, removal, termination or expiration of service, death or disability of the Independent Director, SoftBank and JM (or his successor, in the case of JM’s death or incapacity), acting in good faith, shall jointly select and submit to the Alibaba Independent Committee an individual to be designated as the replacement Independent Director.  If such selection is approved by the Alibaba Independent Committee, then the Seller (or the Seller Designated Investment Entity) shall designate such person as the replacement Independent Director pursuant to Section 9.1(c)(i).

(iii)                                    If, during the period set forth in Section 9.1(c)(ii), SoftBank and JM (or his successor, in the case of JM’s death or incapacity) are unable to agree on a replacement Independent Director, or the Alibaba Independent Committee fails to approve a replacement Independent Director, within three (3) months following the creation of the vacancy in the Independent Director position, the Seller (or the Seller Designated Investment Entity) shall designate the chairman of the audit committee of the board of directors of the Seller as the replacement Independent Director pursuant to Section 9.1(c)(i); provided, that such person shall not be elected to the Purchaser’s board as the Independent Director for a term exceeding twelve (12) months.

Section 9.2                                    Information Rights.

(a)                                 The Purchaser shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP. As long as the Seller uses the equity method to account for its Ownership Interest in the Purchaser, the Purchaser shall use its reasonable best efforts to provide the Seller with information required in connection with the Seller’s financial reporting and public disclosures, not later than the date on which the Purchaser publicly discloses its financial information. For the avoidance of doubt, the preceding sentence shall remain effective regardless of whether the Seller and its Subsidiaries collectively own at least a ten percent (10%) Ownership Interest in the Purchaser or not. During the period commencing on the Issuance Closing Date and ending on the first date after such commencement on which the Seller and its Subsidiaries collectively no longer own at least a ten percent (10%) Ownership Interest in the Purchaser (including, for purposes of this Section 9.2(a), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis), the Purchaser shall deliver or otherwise make available to the Seller and the Seller Designated Investment Entity the following financial information:

(i)                                          Not later than forty five (45) days after the end of each of the quarterly accounting periods or, after the Purchaser Qualified IPO, not later than the date on which the Purchaser publicly discloses them, the unaudited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of each such period, the related unaudited consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).  For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(ii)                                       As soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Purchaser or, following the Purchaser Qualified IPO, no later than the date on which the Purchaser publicly discloses them, a copy of the audited consolidated balance sheets of the Purchaser and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, equity and cash flows of the Purchaser and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized international standing selected by the Purchaser and approved by the Purchaser’s equity holders.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Purchaser’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).  For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS, the Purchaser shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be audited and/or reviewed by the firm serving as the Purchaser’s independent public accountants at such time.

(iii)                                    Upon reasonable request by the Seller and its independent public accountants, the Purchaser shall use its reasonable best efforts to cause the firm serving as the Purchaser’s independent public accountants to (1) confirm such firm’s independence in accordance with the relevant Public Company Accounting Oversight Board rules (or such other auditing standards as may be applicable to the Seller’s independent public accountants from time to time) and (2) provide professional clearances to the Seller’s independent public accountants on the Purchaser’s quarterly and annual financial statements provided pursuant to paragraphs (i) and (ii) above. To the extent the Purchaser’s independent public accountants are unable or otherwise fail to provide the confirmation and professional clearances pursuant to the preceding sentence, the Purchaser shall use its reasonable best efforts to provide such assistance and cooperation to the Seller’s independent public accountants as required to enable the Seller’s independent public accountants to opine on the Seller’s quarterly and annual consolidated financial statements in accordance with the relevant Public Company Accounting Oversight Board rules (or such other auditing standards as may be applicable to the Seller’s independent public accountants from time to time).

(iv)                                   As soon as available but in any event not later than sixty (60) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, equity and cash flows in conjunction with this Section 9.2, and (B) operating metrics relevant to the Purchaser’s businesses and used by the Purchaser’s management for decision-making purposes (excluding any Highly Sensitive Information) (clauses (i) through (iii) collectively, the “Purchaser Financial Information”).

(b)                                 Without limiting the provisions of Section 9.2(a), during the period commencing upon the first date on which any of the Purchaser or a Subsidiary of the Purchaser is party to an SME Loan Know-How License Agreement and terminating on January 1, 2018, the Purchaser shall, and shall cause each of its Subsidiaries to, maintain true books and records of account in which full and correct entries shall be made for the purpose of supporting and documenting the accuracy of the payments to be made pursuant to the SME Loan Know-How License Agreements as reasonably necessary to confirm the Purchaser’s compliance with the payment provisions of the SME Loan Know-How License Agreements.  All such books and records will be retained at the Purchaser’s, or its applicable Subsidiary’s, principal place of business for a period of at least three (3) years after the payments to which they pertain have been made.  The Purchaser’s, or its applicable Subsidiary’s, books and records will be open for inspection and review (as set forth in this Section 9.2(b)) by the Seller, the Alibaba Independent Committee, and their Representatives, during such three (3)-year period for the purpose of verifying the accuracy of the payments made, and the Purchaser’s, or its applicable Subsidiary’s, compliance with, the payment provisions of the SME Loan Know-How License Agreements.

(i)                                          The Seller’s external auditors shall have the right to conduct (and the Seller shall cause the Seller’s external auditors to so conduct, including when requested to do so by the Alibaba Independent Committee), at the Seller’s own cost, periodic reviews to confirm the Purchaser’s compliance with the payment provisions of the SME Loan Know-How License Agreements.  Any review conducted pursuant to this Section 9.2(b)(i) shall be conducted by an independent, external internationally recognized firm of the Seller’s choice with appropriate qualifications and experience in Mainland China conducting reviews of this nature.  Before beginning its review, the firm selected by the Seller to conduct the review shall execute a confidentiality agreement with the Purchaser, the terms of which shall not frustrate or impede the purpose of the review or the disclosure of the results thereof to the Seller.  The auditors shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to both the Seller and the Purchaser.  The auditor’s report shall limit the disclosure to the Seller of information reviewed in connection with the review to the conclusions of the reviews, the determination of the auditor in connection therewith, and the basis for such conclusions.

(ii)                                       The Purchaser may dispute the results of a review conducted pursuant to Section 9.2(b)(i), in which case the Purchaser and the Seller shall work together in good faith to resolve such dispute within thirty (30) days of the Seller’s demand for compensation or reimbursement arising out of the result of such review.  If the Purchaser and the Seller are unable to resolve any such dispute after such thirty (30)-day period, the Purchaser may commence arbitration pursuant to Section 12.9; provided, however, that commencing arbitration will not excuse the Purchaser from paying any amounts due to the Seller under the payment provisions of the SME Loan Know-How License Agreements.

(iii)                                    The Seller will, through its external auditors, conduct reviews under Section 9.2(b)(i) no more than once per year, unless any review reveals any breach by the Purchaser of the payment provisions of the SME Loan Know-How License Agreements, in which case, the Seller may, through its external auditors, conduct one (1) additional review in the following twelve (12) months.  The Purchaser shall reasonably cooperate with the Seller’s auditors in connection with any review under Section 9.2(b)(i), including by providing the Seller’s auditors with access to all financial and accounting books and statements, management and operating data, records, working papers of the Purchaser’s auditors (to the extent permitted by such auditors; provided, that the Purchaser shall not withhold any consents necessary to permit the Purchaser’s auditors from providing access to such working papers), accounts, financial statements, systems, facilities, operations, and management personnel and other personnel, but only as reasonably necessary for the purposes set forth in Section 9.2(b)(i), and ensure that its personnel cooperate with any such review and all other reasonable requests by the Seller’s auditors for additional information or documentation related to such review.

(iv)                                   If any review reveals that the Purchaser overpaid any amount due pursuant to the payment provisions of the SME Loan Know-How License Agreements (except for any portion thereof disputed in good faith), the Seller shall promptly refund the overpayment to the Purchaser.  If any review reveals that the Purchaser underpaid or failed to pay in full any amount due pursuant to the payment provisions of the SME Loan Know-How License Agreements (except for any portion thereof disputed in good faith), the Purchaser shall promptly pay the amount of such shortfall to the Seller and reimburse the Seller for the reasonable costs of its external auditor’s conduct of the review.

(v)                                      The rights of the Seller and the Alibaba Independent Committee pursuant to this Section 9.2(b) shall terminate upon the Listing Date.

(c)                                  All access to information and reviews provided for in this Section 9.2 shall be during normal business hours following reasonable advance notice to the Purchaser, and in a manner that does not unreasonably interfere with the Purchaser’s business operations.  Nothing in this Section 9.2 shall require the Purchaser to disclose to the Seller or the Alibaba Independent Committee, or to permit any auditor to disclose to the Seller or the Alibaba Independent Committee, (i) any Highly Sensitive Information; (ii) any information to the extent such disclosure of such information would violate applicable Law; (iii) any information to the extent that disclosure thereof would constitute a breach of an agreement with a third party; or (iv) any information whose disclosure would result in a waiver of any attorney-client privilege.

Section 9.3                                    Preemptive Rights.

(a)                                 Preemptive Rights for Purchaser Securities.

(i)                                          Following the Issuance and until, but not including, the time of the Purchaser Qualified IPO, if the Purchaser (or in the case of Purchaser Offshore Subsidiary Securities, the relevant Purchaser Offshore Subsidiary) proposes to issue any Equity Securities of the Purchaser (the “Additional Purchaser Securities”), the Purchaser shall, no later than thirty (30) days prior to issuing such Additional Purchaser Securities (or in the case of any marketed offering prior to the Purchaser Qualified IPO or Alipay Qualified IPO, as appropriate, no later than the earlier of thirty (30) days prior to issuing such Additional Purchaser Securities and ten (10) days prior to the printing of the preliminary prospectus in connection with such offering), notify the Seller and the Seller Designated Investment Entity in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Purchaser Securities) and shall offer to sell such Additional Purchaser Securities to the Seller and/or the Seller Designated Investment Entity  in the amounts set forth in Section 9.3(a)(iii) or Section 9.3(a)(iv), as applicable, and subject to Section 9.3(e), upon the terms and conditions set forth in the notice and at the Additional Securities Purchase Price as provided in Section 9.3(d) (the “Preemptive Rights for Purchaser Securities”).

(ii)                                       If the Seller or the Seller Designated Investment Entity wishes to subscribe for a number of Additional Purchaser Securities equal to or less than the number to which it is  entitled under this Section 9.3(a), the Seller or the Seller Designated Investment Entity may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 9.7 to subscribe for all or a portion of such Additional Purchaser Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Purchaser Securities that it (or each of such Person(s)) wishes to purchase.

(iii)                                    With respect to Additional Purchaser Securities that are Purchaser Equity or equivalent equity interests of the Purchaser, the Purchaser shall offer to the Seller and the Seller Designated Investment Entity a number of such Additional Purchaser Securities, such that, after giving effect to the proposed issuance (including the issuance to the Seller pursuant to the Preemptive Rights for Purchaser Securities), the Seller’s Ownership Interest in the Purchaser (including, for purposes of this Section 9.3(a)(iii), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis) after such issuance would equal the Seller’s Ownership Interest in the Purchaser (including, for purposes of this Section 9.3(a)(iii), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as exchanged, fully diluted basis) immediately prior to such issuance, such number of Additional Purchaser Securities set forth in this Section 9.3(a)(iii) to constitute the “Preemptive Amount of Purchaser Securities” for the Seller and the Seller Designated Investment Entity for purposes of any exercise of its Preemptive Rights for Purchaser Securities to which this Section 9.3(a)(iii) applies.  If, at the time of the determination of any Preemptive Amount of Purchaser Securities under this Section 9.3(a)(iii), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Purchaser Securities, such Preemptive Amount of Purchaser Securities shall be recalculated to take into account the amount in RMB or the number of equivalent equity interests reflecting the Ownership Interest in the Purchaser of such Persons that such Persons have committed to purchase, rounding down such Preemptive Amount of Purchaser Securities to the nearest whole such security of the Purchaser that is proposed for sale.

(iv)                                   With respect to Additional Purchaser Securities that are Equity Securities and not Purchaser Equity nor equivalent equity interests of the Purchaser, including for purposes of the Preemptive Rights for Purchaser Securities, any Equity Securities of any Subsidiary of the Purchaser that is domiciled outside of Mainland China (a “Purchaser Offshore Subsidiary”) proposed to be issued to any Person other than the Purchaser or any of its Subsidiaries for cash consideration, which such Equity Securities are convertible, exchangeable or exercisable into any Equity Securities of the Purchaser (“Purchaser Offshore Subsidiary Securities”), the Purchaser shall offer to the Seller and the Seller Designated Investment Entity, all or any portion specified by the Seller or the Seller Designated Investment Entity, of a number of such securities equal to the total number of such Additional Purchaser Securities proposed to be sold, multiplied by the Seller’s Ownership Interest in the Purchaser  (including, for purposes of this Section 9.3(a)(iv), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis) at such time (which number shall constitute the Preemptive Amount of Purchaser Securities for purposes of any exercise of Preemptive Rights for Purchaser Securities to which this Section 9.3(a)(iv) applies), at the applicable Additional Securities Purchase Price.  If, at the time of the determination of any Preemptive Amount of Purchaser Securities under this Section 9.3(a)(iv), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Purchaser Securities, such Preemptive Amount of Purchaser Securities shall be recalculated to take into account the number of such securities such Persons have committed to purchase, rounding down such Preemptive Amount of Purchaser Securities to the nearest whole such security of the Purchaser that is proposed for sale.

(b)                                 Preemptive Rights for Alipay Securities.

(i)                                          Subject to Section 9.3(b)(ii) and Section 9.4(e), following the Issuance and until, but not including, the earlier of the Purchaser Qualified IPO and the Alipay Qualified IPO, if Alipay proposes to issue any Equity Securities of Alipay to any Person other than the Purchaser (the “Additional Alipay Securities” and together with Additional Purchaser Securities, the “Additional Securities”), Alipay shall, at least thirty (30) days prior to issuing such Additional Alipay Securities, notify the Seller and the Seller Designated Investment Entity in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Alipay Securities) and shall offer to sell such Additional Alipay Securities to the Seller and the Seller Designated Investment Entity in the amounts set forth in Section 9.3(b)(iv) or Section 9.3(b)(v), as applicable, and subject to Section 9.3(e), upon the terms and conditions set forth in the notice and at the Additional Securities Purchase Price as provided in Section 9.3(d) (the “Preemptive Rights for Alipay Securities” and together with the Preemptive Rights for Purchaser Securities, the “Preemptive Rights”).

(ii)                                       Any issuance of Additional Alipay Securities subject to the Preemptive Rights for Alipay Securities is subject to and conditioned upon either (A) receipt of regulatory approvals (or non-objections) required in connection with such issuance of Additional Alipay Securities to the Seller or a Subsidiary of the Seller, or (B) Alipay’s agreement to deliver to the Seller and/or its Subsidiary alternative arrangements, which may include synthetic equity, indirect holding structures, or use of other rights of value, in each case to provide similar benefits and burdens to the Seller and/or its Subsidiary as it would have if it owned Additional Alipay Securities to the extent permitted under applicable Law and reasonably acceptable to the Alibaba Independent Committee.

(iii)                                    If the Seller or the Seller Designated Investment Entity wishes to subscribe for a number of Additional Alipay Securities equal to or less than the number to which it is entitled under this Section 9.3(b), the Seller or the Seller Designated Investment Entity may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 9.7 to subscribe for all or portion of such Additional Alipay Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Alipay Securities that it (or each of such Person(s)) wishes to purchase.

(iv)                                   With respect to Additional Alipay Securities that are registered capital or equivalent equity interests of Alipay, Alipay shall offer to the Seller the Seller Designated Investment Entity a number of such Additional Alipay Securities, such that, after giving effect to the proposed issuance (including the issuance to the Seller and its Subsidiaries pursuant to the Preemptive Rights for Alipay Securities) and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of the Preemptive Rights by the Seller or the Seller Designated Investment Entity for Alipay Securities), the Seller’s Ownership Percentage of Alipay after such issuance would equal the Seller’s Ownership Percentage of Alipay immediately prior to such issuance, such number of Additional Alipay Securities set forth in this Section 9.3(b)(iv) to constitute the “Preemptive Amount of Alipay Securities” for the Seller and the Seller Designated Investment Entity for purposes of any exercise of their Preemptive Rights for Alipay Securities to which this Section 9.3(b)(iv) applies.  If, at the time of the determination of any Preemptive Amount of Alipay Securities under this Section 9.3(b)(iv), any other Person has preemptive or other equity purchase rights similar to Preemptive Rights for Alipay Securities, such Preemptive Amount of Alipay Securities shall be recalculated to take into account the amount in RMB of the registered capital of Alipay or the number of equivalent equity interests of Alipay of such Persons that such Persons have committed to purchase, rounding down such Preemptive Amount of Alipay Securities to the nearest whole such security of Alipay that is proposed for sale.

(v)                                      With respect to Additional Alipay Securities that are Equity Securities and not registered capital nor equivalent equity interests, Alipay shall offer to the Seller and the Seller Designated Investment Entity, all or any portion specified by the Seller or the Seller Designated Investment Entity, of a number of such securities equal to the total number of such Additional Alipay Securities proposed to be sold, multiplied by the Seller’s Ownership Percentage of Alipay at such time (which number shall constitute the “Preemptive Amount of Alipay Securities” for purposes of any exercise of Preemptive Rights for Alipay Securities to which this Section 9.3(b)(v) applies).  If, at the time of the determination of any Preemptive Amount of Alipay Securities under this Section 9.3(b)(v), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights for Alipay Securities, such Preemptive Amount of Alipay Securities shall be recalculated to take into account the number of such securities such Persons have committed to purchase, rounding down such Preemptive Amount of Alipay Securities to the nearest whole such security of Alipay that is proposed for sale.

(c)                                  Alternative Arrangements.  Notwithstanding the provisions of Section 9.3(a), with respect to any Additional Purchaser Securities (other than Purchaser Offshore Subsidiary Securities) to be issued pursuant to the exercise of the Preemptive Rights for Purchaser Securities, the Purchaser shall have the right to elect, by written notice to the Seller that, in lieu of the issuance of such Additional Purchaser Securities and in satisfaction of the Purchaser’s obligation to issue such Additional Purchaser Securities, the Purchaser shall cause the issuance to the Seller or the Seller’s Subsidiary(ies) (as designated by the Seller) of Purchaser Offshore Subsidiary Securities convertible into or exchangeable for the number of Additional Purchaser Securities that would have otherwise been issued; provided, that from and after such time (if any) as the Purchaser has funded Funded Amounts in an aggregate amount equal to the Funded Payment Cap, with respect to any such Additional Purchaser Securities to be issued thereafter, the Seller shall have the right to elect, by written notice to the Purchaser that, in lieu of the issuance of such Additional Purchaser Securities and in satisfaction of the Purchaser’s obligation to issue such Additional Purchaser Securities, the Purchaser shall cause the issuance to the Seller or the Seller’s Subsidiary(ies) (as designated by the Seller) of Purchaser Offshore Subsidiary Securities convertible into or exchangeable for the number of Additional Purchaser Securities that would have otherwise been issued.  Any Purchaser Offshore Subsidiary Securities issued pursuant to the foregoing provisions of this Section 9.3(c) shall be issued at the applicable Additional Securities Purchase Price provided in Section 9.3(d).   For the avoidance of doubt, if the Seller does not elect to receive Purchaser Offshore Subsidiary Securities with respect to any issuance of Additional Purchaser Securities after the Purchaser has funded Funded Amounts in an aggregate amount equal to the Funded Payment Cap, the Seller or the Seller Designated Investment Entity may exercise the Preemptive Rights for Purchaser Securities with respect to such issuance of Additional Purchaser Securities as provided under Section 9.3(a) by subscribing for the Additional Purchaser Securities with its own funding.

(d)                                 Purchase Price.  The “Additional Securities Purchase Price” shall be (i) for the Additional Purchaser Securities or the Additional Alipay Securities to be issued pursuant to the exercise of the Preemptive Rights for Purchaser Securities and Preemptive Rights for Alipay Securities, respectively, payable only in cash (unless otherwise unanimously agreed by the Seller and the Purchaser or by the Seller and Alipay, as applicable), and shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right, or such other price as the Purchaser and the Seller may agree from time to time, including an Additional Securities Purchase Price equal to the par value for the Additional Securities and (ii) for the Purchaser Offshore Subsidiary Securities to be issued pursuant to the exercise of the Preemptive Rights for Purchaser Offshore Subsidiary Securities, payable only in cash (unless otherwise unanimously agreed by the Seller and the Purchaser), and shall equal the par value of such Purchaser Offshore Subsidiary Security so issued, which par value shall not exceed a nominal amount per each such security.  Upon the issuance of the applicable Additional Securities, the Seller and the Seller Designated Investment Entity, without duplication, shall incur obligations to pay or cause to be paid the applicable Additional Securities Purchase Price, which shall be payable at such times and in such amounts as the Funded Amounts and Funded Amount Shortfall are paid pursuant to Section 2.6(b)(ii), provided, that if obligations to pay the Funded Amount Shortfall are extinguished in accordance with Section 2.6(b)(ii) in consideration for the execution and delivery of the unsecured promissory notes, the Seller shall, or shall cause the Seller Designated Investment Entity to, pay to the Purchaser within two (2) Business Days thereafter any remaining balance of the Additional Securities Purchase Price not previously paid to the Purchaser.  For the avoidance of doubt, the Additional Securities Purchase Price for any Purchaser Offshore Subsidiary Securities shall be payable upon the issuance of such Purchaser Offshore Subsidiary Securities.

(e)                                  Exercise Period.  The Preemptive Rights set forth in this Section 9.3 must be exercised by acceptance in writing of any offer referred to in Section 9.3(a)(i) or Section 9.3(b)(i), (i) within thirty (30) days following the receipt of the notice from the Purchaser of its intention to sell Purchaser Equity Securities or Purchaser Offshore Subsidiary Securities or from Alipay of its intention to sell Alipay Equity Securities, and (ii) in connection with any marketed offering (prior to the Purchaser Qualified IPO or Alipay Qualified IPO, as appropriate) of the Purchaser, Alipay or the Purchaser Offshore Subsidiary, at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that, in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the applicable Additional Securities Purchaser Price (less underwriting fees and discounts, which difference shall be shared equally by the Seller and the Purchaser, or the Seller and Alipay, as applicable) and may specify a maximum and/or minimum per equity interest price that such offeree is willing to pay for such Equity Securities.  The closing of any purchase of Additional Securities pursuant to the exercise by the Seller or the Seller Designated Investment Entity of any of its applicable Preemptive Rights, hereunder shall occur within sixty (60) days after delivery of the notice to be delivered to the Seller and the Seller Designated Investment Entity pursuant to Section 9.3(a)(i) or Section 9.3(b)(i), as applicable, subject to the receipt of any necessary Governmental Approvals to which the issuance of such Additional Securities is subject; provided, that such sixty (60)-day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the Seller is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law.  If there is any such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(f)                                   Termination of Rights.  The Preemptive Rights shall not be exercisable with respect to the Purchaser Qualified IPO, and shall terminate (if not already terminated pursuant to the following sentence) upon, and be of no force and effect from and after, the Listing Date.  The Preemptive Rights for Alipay Securities shall not apply to the Alipay Qualified IPO and shall terminate (if not already terminated pursuant to the previous sentence) upon, and be of no force and effect after, the Listing Date.

(g)                                  Listing of Purchaser Securities.  In the event that the Seller (or any Person designated by the Seller in accordance with Section 9.3(a)(ii)) has purchased any Purchaser Offshore Subsidiary Securities in order to maintain the same level of Ownership Interest in the Purchaser (including, for purposes of this Section 9.3(g), any then-outstanding Purchaser Offshore Subsidiary Securities, whether held by the Seller, any of its Subsidiaries or a third party, on an as-exchanged, fully-diluted basis) immediately prior to and after a proposed issuance of Equity Securities of the Purchaser within Mainland China (the “Anti-Dilution Purchaser Offshore Subsidiary Securities”), then from the date of such purchase, and for so long as the Seller (or any Subsidiary thereof) Beneficially Owns such Anti-Dilution Purchaser Offshore Subsidiary Securities, the Purchaser shall not effect a listing of any Equity Securities on any stock exchange in Mainland China unless (i) prior to or substantially simultaneously with such listing, the Purchaser effects a listing of any Equity Securities into which such  Anti-Dilution Purchaser Offshore Subsidiary Securities are convertible, exchangeable or exercisable on an exchange or listing venue based outside Mainland China, in order to enable the conversion, exchange or exercise of such Anti-Dilution Purchaser Offshore Subsidiary Securities into such Equity Securities; (ii) if the listing of any Equity Securities into which such  Anti-Dilution Purchaser Offshore Subsidiary Securities are convertible, exchangeable or exercisable on an exchange or listing venue based outside Mainland China is not so effected, so that the conversion, exchange or exercise of such Anti-Dilution Purchaser Offshore Subsidiary Securities into Equity Securities of the Purchaser cannot be effected, prior to the IPO filing, the Purchaser shall procure that the Seller (or any Subsidiary thereof) otherwise acquires such number of additional Equity Securities of the Purchaser equal to the number of Equity Securities of the Purchaser into which such Anti-Dilution Purchaser Offshore Subsidiary Securities would be convertible, exchangeable or exercisable; provided that the Purchaser shall be responsible for any costs caused by or in relation to, and Taxes directly related to, such acquisition of additional Equity Securities by the Seller (or any Subsidiary thereof) (provided, further, that the relevant Parties shall reasonably cooperate to minimize the applicability or amount of such taxes and assessments), other than any capital gains Taxes or other  Taxes payable or owed by the Seller or its Affiliates (or any Subsidiary thereof) from any subsequent direct or indirect sale of such Equity Securities; or (iii) the Seller agrees otherwise in writing.

Section 9.4                                    Certain Transactions.

(a)                                 Until the end of the Independent Director Ownership Period, without the prior consent of the Independent Director, the Purchaser shall not, and shall cause its Subsidiaries not to:

(i)                                          enter into, modify, terminate or effect any agreement or transaction (other than any modification of the Transaction Agreements and the transactions contemplated thereby subject to Section 12.2(a)) between the Purchaser and/or its controlled Affiliates, on the one hand, and any Related Party, on the other hand, other than:

(A)                               any issuance of Equity Securities of the Purchaser or its Subsidiaries that is subject to Section 9.3,

(B)                               any issuance of Equity Securities of the Purchaser pursuant to any equity or incentive plan of the Purchaser (x) that has been previously approved by the Independent Director or (y) which issuance does not result in a reduction of the Seller’s Ownership Interest in the Purchaser (after taking into account any concurrent corrective action, including an issuance of Equity Securities to the Seller that would not be deemed to be an exercise of Preemptive Rights pursuant to Section 9.3),

(C)                               any issuance of Equity Securities of any Subsidiary of the Purchaser pursuant to any equity or incentive plan duly approved by the board of directors or other governing body of such Subsidiary, subject to Section 9.3(b) in the case of Alipay,

(D)                               any compensation arrangement entered into in the ordinary course of a Related Party’s (other than of JM’s and JT’s) employment by or service on the board of directors of the Purchaser or its Subsidiaries, and

(E)                                the Purchaser Qualified IPO; or

(ii)                                       propose to the Seller any annual “Approved Fee Rate” as defined in and pursuant to the Amended and Restated Commercial Agreement;

provided, that any Independent Director designated pursuant to Section 9.1(c)(iii) shall not have the power to approve any matter set forth in Section 9.4(a)(i).

(b)                                 Prior to the Issuance Closing, without the prior consent of the Alibaba Independent Committee:

(i)                                          Alipay will not issue any Equity Securities other than in an Alipay Qualified IPO, and the Purchaser will not otherwise permit any IPO of Alipay other than an Alipay Qualified IPO;

(ii)                                       the Purchaser will not Transfer any Equity Securities of Alipay directly or indirectly held by the Purchaser; and

(iii)                                    the Purchaser will not undertake, and the Purchaser and the Management Holdcos will not otherwise permit, any IPO of the Purchaser other than a Purchaser Qualified IPO.

(c)                                  Following the Issuance, without the prior consent of the Alibaba Independent Committee, the Seller shall not, and shall not permit any of its Subsidiaries (which, for the avoidance of doubt, shall not include the Purchaser or any of its Subsidiaries) to:

(i)                                          elect not to exercise, or fail to exercise, wholly or in part, its Preemptive Rights pursuant to Section 9.3; or

(ii)                                       voluntarily Transfer any Equity Securities of the Purchaser or Alipay directly or indirectly held by the Seller.

(d)                                 Until the Listing Date, without the prior consent of the Alibaba Independent Committee, the Purchaser shall not:

(i)                                          voluntarily Transfer any Equity Securities of Alipay;

(ii)                                       except as may be required by applicable Law, increase the size of the Purchaser board of directors in excess of nine (9) members; or

(iii)                                    undertake, and the Purchaser and the Management Holdcos will not otherwise permit, any IPO of Alipay or any other entity carrying on the payment processing business conducted by Alipay as of the Amendment Date.

(e)                                  Without the prior consent of the Alibaba Independent Committee, prior to an IPO Kick-Off, Alipay shall not issue any Equity Securities to any Person other than the Purchaser except as expressly required by any Law or expressly and specifically required by any Governmental Authority.

(f)                                   Without the prior consent of the Alibaba Independent Committee, neither the Purchaser nor Alipay shall undertake any IPO prior to the Issuance Closing.

(g)                                  During the period from the Issuance Closing Date until the date of an IPO Kick-Off, with respect to any Stage 1 Retained IP and Remaining Retained IP transferred by or on behalf of the Seller or its Subsidiaries to the Purchaser or a Subsidiary of the Purchaser pursuant to Section 2.2(b) or Section 2.2(c), the Purchaser shall not, and shall cause its Subsidiaries not to: (i) sell, convey, assign or otherwise transfer to any third Person any such Stage 1 Retained IP or Remaining Retained IP; (ii) pledge, hypothecate, grant any security interest in or otherwise similarly encumber (other than with respect to Permitted Encumbrances) any Stage 1 Retained IP or Remaining Retained IP for the purpose of borrowing or otherwise financing against such Stage 1 Retained IP or Remaining Retained IP; (iii) grant any exclusive license to any third Person under or with respect to any Stage 1 Retained IP or Remaining Retained IP outside the field of the Purchaser Business; or (iv) enter into any cross-license agreement or similar patent licensing arrangement (other than the Cross-License Agreement or other agreement with Seller or its Affiliates) with respect to Patents constituting Stage 1 Retained IP or Remaining Retained IP pursuant to which the Purchaser or such Subsidiary grants a license under all or substantially all of such Patents, in the case of each of the foregoing clauses (i)-(iv), without first notifying the Seller and obtaining the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed.

Section 9.5                                    Change of Control.

Following the Issuance Closing until the Listing Date, without the prior consent of the Seller, none of JM, JT, the Management Holdcos or the Purchaser shall enter into, effect or give effect to any Transfer of Equity Securities of the Purchaser or other transaction if, to his or its knowledge after due inquiry, immediately following such transaction, an individual or group (other than JM (or his successor, in the case of JM’s death or incapacity), other members of management or employees of the Purchaser or its Subsidiaries, the Management Holdcos, and the Seller, directly or indirectly) would acquire Beneficial Ownership of Equity Securities of the Purchaser representing more than fifty percent (50%) of the voting or economic rights in, or assets of, the Purchaser, it being understood that, without limitation, the applicable proposed Transferor party shall have satisfied his or its obligation of due inquiry if each Transferee party in such Transfer has given an enforceable representation and warranty to each Transferor party to the effect that such individual or group would not, as a result of such Transfer or any other pending or agreed Transfer, acquire Beneficial Ownership of Equity Securities of the Purchaser representing more than fifty percent (50%) of the voting or economic rights in, or assets of, the Purchaser.  Actions taken and agreements made by JM, JT, the Management Holdcos or the Purchaser not consistent with this Section 9.5 shall be null and void ab initio.

Section 9.6                                    Cross-ownership of Equity Securities by Employees of the Seller and the Purchaser.

In order to encourage mutually beneficial cooperation between the Seller and the Purchaser:

(a)                                 The Purchaser may, without further board of directors or third-party approvals, subject to compliance with applicable Law, grant to the employees of the Seller and the Seller’s Subsidiaries up to 20% of the total value of the pool of Purchaser Equity Securities that it has reserved from time to time for employees generally.

(b)                                 The Seller may, without further board of directors or third-party approvals, subject to compliance with applicable Law, grant to the employees of the Purchaser and the Purchaser’s Subsidiaries up to 20% of the total value of the pool of Seller Equity Securities that it has reserved from time to time for employees generally, the aggregate size of which has been approved by the Alibaba Independent Committee.

(c)                                  The Purchaser and the Seller shall cooperate and use their good faith efforts to maintain parity and equitable treatment with respect to such grants.

Section 9.7                                    Transfer Restrictions.

Following the Issuance Closing, neither of the Seller, on the one hand, nor Junao Management Holdco and Junhan Management Holdco, on the other hand, shall Transfer any Purchaser Equity Securities Beneficially Owned by it except pursuant to one of the following provisions:

(a)                                 Transfers to Subsidiaries.  At any time, the Seller, any of the Seller’s Subsidiary, or the Seller Designated Investment Entity on the one hand, and the Management Holdcos, on the other hand, (or their Subsidiaries) (each, to the extent that it owns Equity Securities of the Purchaser, a “Purchaser Equityholder” and “Purchaser Equity Transferor”) may transfer their Equity Securities of the Purchaser to any wholly-owned Subsidiary of such Purchaser Equityholder; provided, however, that such transferee shall at all times continue to be a wholly-owned Subsidiary and that such transferee becomes a party to this Agreement pursuant to an instrument satisfactory to the Seller’s and the Management Holdcos’ Representative; and provided, further, that if, at any time, such transferee ceases to be a wholly-owned Subsidiary of such Purchaser Equityholder, it shall immediately return all of the Equity Securities of the Purchaser received under this Section 9.7(a) to such Purchaser Equityholder.  For the avoidance of doubt, and subject to Section 9.5, no transfer of Equity Securities of the Seller or of either Management Holdco shall be deemed to be a Transfer of Equity Securities of the Purchaser, provided that a Transfer of Equity Securities of a Management Holdco that results in a change of control of such Management Holdco shall constitute a Transfer of the Purchaser Equity Securities Beneficially Owned by such Management Holdco.

(b)                                 Right of First Refusal.  Following the Issuance Closing:

(i)                                          If, from time to time, a Purchaser Equityholder proposes to Transfer any Equity Securities owned by that Purchaser Equityholder to a specific Person other than the other Purchaser Equityholder (a “Proposed Transferee”), then prior to consummating such Transfer, the Purchaser Equity Transferor shall deliver a written notice (the “Offer Notice”) to the other Purchaser Equityholder (the “Offeree”), setting forth the identity of the Proposed Transferee, its bona fide intention to Transfer Equity Securities of the Purchaser to such Proposed Transferee, the number and type of Equity Securities of the Purchaser to be Transferred (the “Purchaser Subject Equities”), the total consideration (including the amount and form thereof) for which such Proposed Transferee has offered to acquire, or such Purchaser Equityholder has offered to sell to such Proposed Transferee the Purchaser Subject Equities (the “Offer Price”), and any other terms of the proposed Transfer.

(ii)                                       The Offer Notice shall constitute, for a period of fifteen (15) days from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to the Offeree (or any direct or indirect wholly-owned Subsidiary designated by the Offeree), at the Offer Price, all or a portion of the Purchaser Subject Equities.

(iii)                                    The Offeree (or a designated direct or indirect wholly-owned Subsidiary thereof) may accept the offer set forth in an Offer Notice by giving notice to the Purchaser Equity Transferor, prior to the expiration of such offer, specifying the number of the Purchaser Subject Equities that the Offeree wishes to purchase.  The Offeree may exercise the right to purchase all or a portion of the Purchaser Subject Equities pursuant to this Section 9.7(b) by causing such Person(s) to which the Offeree would be permitted to Transfer Equity Securities of the Purchaser pursuant to Section 9.7(a) to purchase all or portion of the Purchaser Subject Equities directly from the Purchaser Equity Transferor, if so specified in the notice given to the Purchaser Equity Transferor pursuant to this Section 9.7(b)(iii).  Any offer accepted by the Management Holdcos as Offeree shall be apportioned between the Management Holdcos as they mutually determine in their sole discretion.

(iv)                                   If the Offeree agrees to purchase any or all of the Purchaser Subject Equities pursuant to this Section 9.7(b), it shall pay in cash or immediately available funds for, and the Purchaser Equity Transferor shall deliver valid title, free and clear of any Encumbrance, to, such Purchaser Subject Equities, subject to receipt of any necessary or advisable third-party approvals or any Governmental Approvals, within fifteen (15) days following completion of the procedures set forth in Section 9.7(b)(ii) or such longer period as is required to obtain any necessary or advisable third-party approvals or Governmental Approvals.

(v)                                      If the offers made by the Purchaser Equity Transferor to the Offeree pursuant to Section 9.7(b)(ii) expire without an agreement by the Offeree to purchase all of the Purchaser Subject Equities, the Purchaser Equity Transferor shall have thirty (30) days following such expiry to enter into a definitive agreement with the Proposed Transferee with respect to such Transfer and, if such agreement is timely entered into, sixty (60) days following the date of that agreement to effect the Transfer of the balance of the Purchaser Subject Equities to the Proposed Transferee, for cash, at a price not less than the Offer Price, and upon terms not otherwise more favorable to the transferee or transferees than those specified in the Offer Notice, subject to the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other Purchaser Equityholders, pursuant to which such third party shall assume all of the obligations of a party pursuant to or under this Agreement.  In the event that the Purchaser Equity Transferor has not entered into a definitive agreement with the Proposed Transferee within such thirty (30)-day period or such Transfer is not consummated within such sixty (60)-day period, the Purchaser Equity Transferor shall not be permitted to sell its Purchaser Equity Securities pursuant to this Section 9.7(b) without again complying with each of the requirements of this Section 9.7(b); provided, that such sixty (60)-day period should be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such Transfer, so long as the Purchaser Equity Transferor is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law.  If there is such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(vi)                                   The right of first refusal held by the Seller pursuant to this Section 9.7(b) shall be freely assignable, in connection with any specific Transfer, to the extent that the Seller could not exercise such right without exceeding any applicable regulatory threshold.  The right of first refusal held by each Management Holdco shall be freely assignable to any Person that controls, is controlled by, or is under common control with, such Management Holdco.

(vii)                                The provisions of this Section 9.7(b) shall not be exercisable with respect to, and shall terminate upon, and be of no force and effect from and after, the Listing Date.

(c)                                  Transfers to Non-Mainland China Persons.  Prior to the Issuance Closing, none of JM, JT, the Management Holdcos, the Purchaser or Alipay shall enter into, effect or give effect to any Transfer of Equity Securities of the Purchaser or Alipay or other transaction if, to his or its knowledge after due inquiry, immediately following such transaction, any Person other than a Mainland China Person would acquire Beneficial Ownership of Equity Securities of the Purchaser or of Alipay, it being understood that the applicable proposed Transferor party shall have satisfied his or its obligation of due inquiry if each Transferee party in such transaction has given an enforceable representation and warranty to each Transferor party to the effect that it is a Mainland China Person. Actions taken and agreements made by JM, JT, the Management Holdcos, the Purchaser or Alipay not consistent with this Section 9.7 shall be null and void ab initio.

Section 9.8                                    IPO.

(a)                                 Restructuring.  Following the Issuance, if, for any reason, a restructuring of the Purchaser’s Equity Securities, including any stock split or reverse stock split, share exchange, merger or share or equity interest conversion, or of the Purchaser and its Subsidiaries is required in order to effect the Purchaser Qualified IPO, such restructuring shall be conducted in a manner that results in the Seller and its Subsidiaries holding equity interests of the entity that is to issue equity interests in the Purchaser Qualified IPO (and equity interests of any other entity that is not a Subsidiary of such entity succeeding to or acquiring any material assets or operations of the Purchaser in such restructuring) having equivalent value and voting power as the Equity Securities of the Purchaser held by the Seller and its Subsidiaries immediately prior to such restructuring. Notwithstanding anything to the contrary, the rights of the Seller, the Seller Designated Investment Entity or their respective Affiliates under this Section 9.8(a) shall automatically terminate upon the Listing Date.

(b)                                 Participation Right.  Following the Issuance Closing, if the Purchaser proposes to effect the Purchaser Qualified IPO or Alipay proposes to effect the Alipay Qualified IPO, the Purchaser or Alipay, as applicable, shall give the Seller written notice of its intent to do so as soon as reasonably practicable, at a time leaving the Seller a reasonable opportunity to comply with any applicable Law in connection with its exercise of the right described in this Section 9.8(b), and in any event not less than thirty (30) Business Days prior to the contemplated publication or public filing of the prospectus for such offering.  Within fifteen (15) Business Days following the delivery of such notice, the Seller may, at the sole discretion of the Alibaba Independent Committee, by notice to the Purchaser or Alipay, as applicable, irrevocably commit to sell a number of equity interests of the Purchaser or Alipay up to the number of equity interests the Seller and its Subsidiaries own directly in the Purchaser or Alipay, as applicable, and the Purchaser or Alipay, as applicable, shall include in the Purchaser Qualified IPO or the Alipay Qualified IPO, as applicable, such number of equity interests as specified in such notice; provided, that if the managing underwriter of such Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, in good faith shall have advised the Purchaser or Alipay, as applicable, that, in its opinion, the inclusion in the offering of the number of equity interests committed to be sold by the Seller in accordance with this Section 9.8(b) would adversely affect the price or success of the offering, the Purchaser or Alipay, as applicable, shall include in the offering only such number of equity interests as the Purchaser or Alipay, as applicable, is advised can be sold in such offering without such an effect provided that any reduction in equity interests to be included in the offering shall be effected in the following order of priority:  (i) first, equity interests that the Purchaser or Alipay, as applicable, proposes to offer for its own account; (ii) second, equity interests that the Seller and its Subsidiaries have committed to sell in the offering; and (iii) third, any equity interests that other equityholders have requested to be sold in such offering. Notwithstanding anything to the contrary, the rights of the Seller, the Seller Designated Investment Entity or their respective Affiliates under this Section 9.8(b) shall automatically terminate upon the Listing Date.

(c)                                  Cooperation.  If requested by the managing underwriter in a Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, following the Issuance Closing, the Seller shall, and shall cause its Subsidiaries to, agree not to effect any transfer of Equity Securities of the Purchaser or Alipay, as applicable, other than as part of the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, during a lock-up period for the longer of (i) any statutory lock-up period and (ii) a period that the managing underwriter reasonably determines to be customary for major stockholders in a large initial public offering after consultation with the Seller; provided, that in the case of clause (ii), such lock-up period is not longer than, and shall expire no later than the expiration of, any lock-up period required to be agreed to by any other seller of Equity Securities of the Purchaser or Alipay, as applicable, in the offering (including any management seller) that is expected to sell shares constituting more than 20% of the aggregate shares to be offered in the offering.  If the Seller or any of its Subsidiaries is selling equity interests in the Purchaser Qualified IPO or Alipay Qualified IPO, as applicable, the Seller and such Subsidiaries shall enter into customary underwriting and other agreements and documentation in connection with such offering on terms substantially similar to those applicable to the Purchaser or Alipay, as applicable, and furnish to the Purchaser or Alipay, as applicable, such information regarding the Seller and the Seller Designated Investment Entity and their intended method of distribution of the equity interests to be sold as the Purchaser may from time to time reasonably request in order to comply with the Purchaser’s obligations under all applicable securities and other Laws and to ensure that the prospectus or other offering documents conform to applicable securities and other Laws.  If the Seller or any of its Subsidiaries is selling equity interests in the Purchaser Qualified IPO or Alipay Qualified IPO, the Purchaser shall fully cooperate with the marketing of the equity interests to be sold in the offering, including the equity interests to be sold by the Seller and its Subsidiaries, including, at the recommendation or request of the managing underwriter, making its officers available to participate in “road show,” “one on one” and other customary marketing activities in such locations as recommended by the managing underwriter.  All costs and expenses incurred by the Purchaser or Alipay in the Purchaser Qualified IPO or Alipay Qualified IPO shall be borne by the Purchaser or Alipay, as applicable. Notwithstanding anything to the contrary, the rights of the Seller, the Seller Designated Investment Entity or their respective Affiliates under this Section 9.8(c) shall automatically terminate upon the Listing Date.

(d)                                 Further Agreement.  Upon the earliest of (A) the date on which any IPO of the Purchaser or Alipay is definitively rejected by the relevant Governmental Authority, (B) the date on which any IPO of the Purchaser or Alipay is withdrawn prior to its consummation, or (C) in the case of (x) an A-Share IPO, the date that is two (2) years after the date of the related IPO Kick-Off if the applicable IPO has not been completed within such two (2)-year period, or (y) an Other IPO, the date that is fifteen (15) months after the date of the related IPO Kick-Off if the applicable IPO has not been completed within such fifteen (15)-month period, this Agreement shall be automatically amended such that it is identical to the 2019 SAPA except for Section 9.9 and Schedule 9.9 which shall remain as amended by the Third Amendment. Without prejudice to the foregoing, each Party agrees to take any actions necessary or desirable in order for the terms of the 2019 SAPA (except for Section 9.9 and Schedule 9.9) to be restored in their entirety upon the occurrence of one of the events described in subparagraph (A), (B) or (C), such that the rights of the Seller and the Seller Designated Investment Entity and their respective Affiliates under the 2019 SAPA are restored as if the Third Amendment had not been entered into, except that Section 9.9 and Schedule 9.9 shall remain as amended by the Third Amendment.

(e)                                  Additional Purchaser Securities.  During the period from the occurrence of an IPO Kick-Off until the Listing Date (or the definitive rejection of the relevant IPO by the relevant Governmental Authority or the withdrawal of such IPO prior to its consummation), each of the Purchaser and Alipay shall not issue any Equity Securities without the Seller’s prior written consent except (i) for any issuance of the Equity Securities of Alipay to the Purchaser or wholly owned Subsidiary of Purchaser, or (ii) as expressly required by any Law or expressly and specifically required by any Governmental Authority, provided that, notwithstanding anything to the contrary, the foregoing consent right of the Seller shall not be exercisable with respect to the issuance of Equity Securities under an A-Share IPO or Other IPO, and shall terminate upon, and be of no force and effect from and after, the Listing Date.

Section 9.9                                    Business Scope.

(a)                                 The Purchaser.  During the Business Scope Period and, if later, for the duration of the Total Term (as defined in the Data Sharing Agreement), the Purchaser shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Seller and the Seller Designated Investment Entity (which consent must be approved by the Alibaba Independent Committee), directly or indirectly engage in, enter into, or participate in the Seller Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with the Seller or the Seller Designated Investment Entity in the Seller Business; provided, that the Purchaser and its Subsidiaries shall be permitted to engage in activities and make investments as provided in clauses (i) through (iv) below.

(i)                                          Shared Businesses.  The Purchaser and its Subsidiaries may, from time to time, directly or indirectly engage in, enter into or participate in the businesses set forth on Schedule 9.9 of this Agreement.

(ii)                                       Competing Business Investments.  The Purchaser and its Subsidiaries may, from time to time, make Permitted Purchaser Competing Business Investments, and thereafter participate as an owner, partner or principal, in the investee businesses regardless of whether they compete with the Seller Business.  A “Permitted Purchaser Competing Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A)                               (1) is an investment in a publicly traded company, (2) does not result in the Purchaser and its Subsidiaries Beneficially Owning more than twenty percent (20%) of the equity interests of such company, and (3) is in an amount that, together with any amounts previously invested in such company (and not sold or disposed of) by the Purchaser and its Subsidiaries, does not exceed two hundred million U.S. Dollars (US$200,000,000) (the limitations of clauses (2) and (3) together, the “Type I Investment Threshold”); or

(B)                               (1) is an investment in a company that is not publicly traded and (2) does not exceed the Type I Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process set forth in Section 9.9(c).

(iii)                                    New Business Investments.  The Purchaser and its Subsidiaries may, from time to time, make Permitted Purchaser New Business Investments in, and thereafter participate as an owner, partner or principal in, any business that is engaged in neither the Seller Business nor the Purchaser Business.  A “Permitted Purchaser New Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A)                               (1) is an investment in a publicly traded company and (2) does not exceed the Type I Investment Threshold;

(B)                               (1) is an investment in a publicly traded company and (2) does exceed the Type I Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process;

(C)                               (1) is in a company that is not publicly traded, (2) does not result in the Purchaser and its Subsidiaries Beneficially Owning more than twenty percent (20%) of the equity interests of such company, and (3) is in an amount that, together with any amounts previously invested in such company (and not sold or disposed of) by the Purchaser and its Subsidiaries, does not exceed one hundred million U.S. Dollars (US$100,000,000) in investment amount (the limitations of clauses (2) and (3) together, the “Type II Investment Threshold”);

(D)                               (1) is in a company that is not publicly traded, and (2) does exceed the Type II Investment Threshold; provided, that the Purchaser first complies with the Opportunity Offer Process; or

(E)                                (1) is held on behalf of one or more clients by the Purchaser or its Subsidiaries, including in a brokerage, deposit or custodial capacity; or (2) is an investment in a publicly traded company held in the ordinary course of business by any mutual fund, hedge fund or other investment fund managed by the Purchaser or its Subsidiaries and in which no more than five percent (5%) of the assets under management are held for the account of the Purchaser and its Subsidiaries; or (3) is an ordinary course portfolio investment of an insurance business of the Purchaser or its Subsidiaries.

(iv)                                   No Exit Obligation.  If the Purchaser first engages in, enters into, participates in, or invests in any of the businesses at a time when it is not prohibited from doing so pursuant to the other provisions of this Section 9.9(a), the Purchaser shall be permitted to continue to engage or participate in such businesses notwithstanding any such prohibition arising after such time, including as a result of subsequent changes to the scope of the Seller Business.

(b)                                 The Seller.  During the Business Scope Period and for the duration of the Total Term (as defined in the Data Sharing Agreement), the Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Purchaser, directly or indirectly engage in, enter into, or participate in the Purchaser Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with the Purchaser in the Purchaser Business; provided, that the Seller and its Subsidiaries shall be permitted to engage in activities and make investments as provided in clauses (i) through (iv) below.

(i)                                          Shared Businesses.  The Seller and its Subsidiaries may, from time to time, directly or indirectly engage in, enter into or participate in the businesses set forth on Schedule 9.9 of this Agreement.

(ii)                                       Competing Business Investments.  The Seller and its Subsidiaries may, from time to time, make Permitted Seller Competing Business Investments, and thereafter participate as an owner, partner or principal, in the investee businesses regardless of whether they compete with the Purchaser Business.  A “Permitted Seller Competing Business Investment” is a passive investment (including in Equity Securities and/or debt securities or instruments) that:

(A)                               (1) is an investment in a publicly traded company and (2) does not exceed the Type I Investment Threshold (substituting “Seller” for “Purchaser” in the definition thereof); or

(B)                               (1) is an investment in a company that is not publicly traded and (2) does not exceed the Type I Investment Threshold; provided, that the Seller first complies with the Opportunity Offer Process.

(iii)                                    Non-Exclusivity.  The Seller and its Subsidiaries may, from time to time, enter into and perform contracts and agreements with third Persons for the provision or procurement of payment services and other financial services and products, including (A) sharing of data subject and pursuant to the Data Sharing Agreement and (B) as set forth in Section 2.6 of the Amended and Restated Commercial Agreement.

(iv)                                   SME Loan Business.  Until the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Alibaba Small Loan Company (F50), the Chongqing Loan Company (F51) and 浙江阿里巴巴融信网络技术有限公司 (Zhejiang Alibaba Finance Credit Network Technology Co., Ltd.) (together, the “Zhejiang Alibaba Entities”)  may operate the Seller’s SME Loan business in the ordinary course of business consistent with past practices.  For the avoidance of doubt, following the earlier of (x) the Closing or (y) the 180th day following the date hereof, the Seller shall use its reasonable best efforts to promptly wind down any portion of the Seller’s SME Loan business still owned by the Seller and its Subsidiaries, including the operations of the Zhejiang Alibaba Entities to the extent they are still Subsidiaries of the Seller and the Parties shall make appropriate provisions for the employees of the Seller’s SME Loan business, including the Zhejiang Alibaba Entities, with associated costs to be borne by the Purchaser, it being understood and agreed that as long as the Seller is using reasonable efforts to wind down the operation of the Zhejiang Alibaba Entities to the extent they are still Subsidiaries of the Seller and does not, directly or indirectly, make any new SME Loan, it shall not be deemed to be in breach of this Section 9.9(b).

(c)                                  Opportunity Offer Process.  Where the “Opportunity Offer Process” is required under Section 9.9(a) or Section 9.9(b) with respect to any proposed investment in any Person:

(i)                                          the proponent Party shall notify the other Party of the proposed investment promptly after the proponent Party’s internal investment committee (or equivalent decision-making body) authorizes the proponent Party to explore the proposed investment, which notice shall include the presentation and other materials provided to the internal investment committee;

(ii)                                       the proponent Party shall provide a draft of the term sheet and/or draft documentation regarding the investment when initially proposed to or by the counterparty(ies) to such investment, and thereafter once the terms thereof have been substantially negotiated;

(iii)                                    if and when the proponent Party has made a reasonably final determination to proceed with the proposed investment, the proponent Party shall provide notice of such determination to the other Party, including the then-current draft of the term sheet and/or draft documentation;

(iv)                                   the other Party may elect, no later than the later of ten (10) calendar days or five (5) Business Days, to pursue the proposed investment itself; and

(v)                                      if the other Party declines to pursue the proposed investment, does not make any election within the time period specified above, or elects to pursue the proposed investment but subsequently gives notice that it is no longer pursuing the proposed investment or otherwise ceases to actively pursue the proposed investment, the proponent Party may thereafter pursue the proposed investment on terms no more favorable to the proponent Party than those previously offered to the other party hereunder.  If the proponent Party thereafter ceases to actively pursue the proposed investment, it will promptly notify the other party of that fact and may not thereafter recommence its pursuit of the proposed investment without first complying again with this Opportunity Offer Process.

(d)                                 During the Business Scope Period, none of JM, JT, or the Management Holdcos shall directly or indirectly engage in, enter into, or participate in the Purchaser Business, other than through the Purchaser and its Subsidiaries.

Section 9.10                             Alibaba Independent Committee.

As promptly as practicable, and in any event by the 60th day following the date hereof, the Seller shall designate a committee (the “Alibaba Independent Committee”) for purposes of this Agreement.  The Alibaba Independent Committee shall be comprised of all of those directors, and only those directors, that both (i) are “independent” under the rules of the New York Stock Exchange (or, if the Seller’s equity interests are primarily listed on another Recognized Stock Exchange, the rules of such Recognized Stock Exchange) and (ii) are not officers or employees of the Seller; provided, that for the purposes of this Agreement, any individual nominated by SoftBank to the Seller board of directors shall serve as a member of the Alibaba Independent Committee, and, provided further, that for the first year after the date hereof, JT shall be entitled to observe, present to and participate in the meetings of the Alibaba Independent Committee, but shall not be a member of the Alibaba Independent Committee or vote regarding any consent, determination or decision of the Alibaba Independent Committee, it being understood and agreed that, during such first year, subject to applicable Law, the Alibaba Independent Committee shall be permitted to hold, and vote on any matter in, executive sessions with respect to any matters in which the members of the Alibaba Independent Committee reasonably conclude that JT has a direct or indirect conflicting interest and may, after affording JT an opportunity to present on such matters, exclude JT from such executive sessions.  The Alibaba Independent Committee composed as described in this Agreement shall remain in existence for so long as any Transaction Document remains in effect under which any consent, determination or decision of the Alibaba Independent Committee is required.  Any consents, determinations or decisions of the Alibaba Independent Committee referred to herein shall be made by majority vote.

Section 9.11                             Further Assurances.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an assignment or transfer of any Transferred Equities or Transferred Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of the Purchaser thereto or thereunder, and such consent has not been obtained on or prior to the date of the applicable transfer.  If, as of the date of the applicable transfer, an attempted transfer or assignment of any such Transferred Equities or Transferred Assets would be ineffective or would adversely affect the rights of the Purchaser as a result of a failure to obtain any such consent of a third party so that the Purchaser would not in fact receive all such rights, the Purchaser and the Seller will use their respective reasonable best efforts to (i) obtain such consent and (ii) enter into a mutually agreeable arrangement under which the applicable Party would obtain the benefits and assume the obligations and bear the burdens associated with such Transferred Equities or Transferred Assets, as applicable.

Section 9.12                             Dividends.

Prior to the Issuance Closing, neither the Purchaser nor any non-wholly owned Subsidiary of the Purchaser shall declare or pay any dividends, or repurchase or redeem any Equity Securities, without the consent of the Alibaba Independent Committee.

Section 9.13                             Further Covenants.

(a)                                 Maintenance of Existence; Compliance.  Until the earlier of: (a) the Issuance Closing and (b) the Secured Obligations being satisfied and discharged in full, each of the Purchaser, Alipay and IPCo shall, and JM, JT and PMH shall cause the Purchaser, Alipay and IPCo to, take all reasonable action to (i) preserve, renew and keep in full force and effect its organizational existence, (ii) maintain all rights, privileges, business licenses, and franchises, and comply with all Contracts, in each case as is necessary or desirable in the normal conduct of its business, and (iii) comply in all material respects with all Laws and judgments, orders and decrees of any Governmental Authority.

(b)                                 Further Assurances.  Until the earlier of: (a) the Issuance Closing and (b) the Secured Obligations being satisfied and discharged in full, each of the Purchaser, Alipay, IPCo, JM, JT and PMH agree, that from time to time, at his or its expense, he or it shall promptly execute and deliver, and JM, JT and PMH shall cause the Purchaser, Alipay and IPCo to execute and deliver, all further instruments and documents, and take all further action, that may be reasonably necessary, or that Alibaba, SoftBank or Altaba may reasonably request, in order to perfect and protect the security interest granted, ensure the continued perfection of, purported or intended to be granted in favor of Alibaba pursuant to the Amended IPCo Security Documents or to enable Alibaba to exercise and enforce its rights and remedies thereunder with respect to any Collateral.

Section 9.14                             Unwind of the Amendment Following Issuance Closing.  If, following the Issuance Closing:

(a)                                 a Governmental Authority of competent jurisdiction and authority prohibits (by enacting, issuing or promulgating any Law) the Seller Designated Investment Entity or the Seller or any of its Subsidiaries from Beneficially Owning an Ownership Interest in the Purchaser in the amount of the Maximum Issuance Interest, or otherwise affirmatively requires (by enacting, issuing or promulgating any Law) the redemption or forfeiture of all or a portion of the Ownership Interest or other Equity Securities of the Purchaser issued to the Seller or its Subsidiaries pursuant to this Agreement, the Purchaser and the Seller shall cooperate and use reasonable best efforts, including by engaging in good faith discussions with the applicable Governmental Authority and proposing alternative arrangements, to cause such prohibition or requirement to be revoked or rescinded, and following such efforts such prohibition or requirement is not revoked or rescinded and the Purchaser and the Alibaba Independent Committee agree such prohibition or requirement is not subject to further appeal and cannot be resolved in any alternative manner;

(b)                                 other circumstances arise whereby the Purchaser and the Alibaba Independent Committee agree that the Seller’s continued Beneficial Ownership of the Ownership Interest or other Equity Securities of the Purchaser issued to the Seller or its Subsidiaries pursuant to this Agreement would result in a materially adverse impact on the business of the Purchaser and its Subsidiaries that cannot be resolved in any manner other than by the Seller ceasing to so Beneficially Own such Ownership Interest, and the Purchaser and the Seller, negotiating and acting in good faith, cannot remedy or agree on alternative arrangements that might remedy such circumstances; or

(c)                                  if the Purchaser and the Alibaba Independent Committee so agree;

then the Seller (acting via the Alibaba Independent Committee) may require that the relevant Parties take the following actions:

(i)                                          the Purchaser shall redeem or otherwise repurchase all or that portion of the Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries issued to the Seller or its Subsidiaries pursuant to this Agreement, as necessary to comply with the applicable prohibition or requirement, or as otherwise mutually agreed by the Purchaser and the Alibaba Independent Committee (the “Redeemed Interest”), at a price equal to the subscription price paid by the Seller or its Subsidiaries for the Redeemed Interest.

(ii)                                       in the event of a redemption or repurchase of all of the Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries issued to the Seller or its Subsidiaries pursuant to this Agreement, unless otherwise mutually agreed by the Seller and the Purchaser, the relevant Parties shall (A) cause the amendment, restatement or termination and execution of this Agreement and any other related agreements and arrangements as is necessary and advisable for the Prior Agreements to become effective on the terms and conditions thereof, and apply to the Parties with respect to the subject matter thereof, or for the Parties to otherwise receive the rights and benefits, and bear the burdens and obligations, applicable to each of them pursuant to the Prior Agreements; (B) cause the Purchaser, the Onshore Stage 1 Retained IP Transferee and the Offshore Stage 1 Retained IP Transferee, as applicable, to sell and transfer back to the Seller (or the applicable Onshore Stage 1 Retained IP Transferors and Offshore Stage 1 Retained IP Transferors, as determined in the Seller’s discretion) all of its and their respective right, title and interest in and to the Stage 1 Retained IP transferred to it pursuant to Section 2.2(b) in consideration for the Seller’s payment to the Purchaser (or waiver of the Purchaser’s obligation to pay any Deferred Retained IP Payments) of an amount equivalent to (1) in the case of Stage 1a Retained IP, the Stage 1a Retained IP Purchase Price , excluding such amounts included in the Subscription Price Deduction; and (2) in the case of Stage 1b Retained IP, at no cost; and (C) cause the Purchaser or the relevant Purchaser Subsidiaries to sell and transfer back to the Seller (or a Seller Subsidiary designated by the Seller) all of its and their respective right, title and interest in and to any Remaining Retained IP that has been transferred and sold by or on behalf of the Seller to the Purchaser or such Purchaser Subsidiaries after the Issuance Closing Date pursuant to Section 2.2(c) (other than any Remaining Retained IP that has been so transferred and sold pursuant to Section 2.2(c)(i), to the extent the requirement of the applicable Governmental Authority that required such transfer and sale remains applicable) in consideration for the Seller’s payment to the Purchaser or such Purchaser Subsidiaries of an amount equivalent to any amounts actually paid (or which are obligated to be paid, excluding IP Costs) by the Purchaser or the relevant Purchaser Subsidiaries to the Seller in connection with the prior sale and transfer of all such Remaining Retained IP, but excluding any Taxes or amount the Purchaser is responsible for pursuant to Section 2.6(b)(iii), without duplication.

(iii)                                    in the event of a redemption or repurchase of a portion, but not all, of the Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries issued to the Seller or its Subsidiaries pursuant to this Agreement (the “Partial Unwind”), unless otherwise mutually agreed by the Seller and the Purchaser, the relevant Parties shall: (A) cause the amendment, restatement or termination and execution of this Agreement and any other related agreements and arrangements as is necessary for and advisable for the Prior Agreements to become effective on the terms and conditions thereof, and apply to the Parties with respect to the subject matter thereof, or for the Parties to otherwise receive the rights and benefits, and bear the burdens and obligations, applicable to each of them pursuant to the Prior Agreements, provided that the 2014 SAPA shall be amended to include any necessary changes from the terms of the 2014 SAPA to reflect the fact that the Seller and/or any of its Subsidiaries will continue to own certain Ownership Interest or other Equity Securities of the Purchaser or its Subsidiaries subsequent to the Partial Unwind contemplated hereof including all amendments included in Article IX of this Agreement; (B) cause the Purchaser, the Onshore Stage 1 Retained IP Transferee and the Offshore Stage 1 Retained IP Transferee to sell and transfer back to the Seller (or the applicable Onshore Stage 1 Retained IP Transferors and the Offshore Stage 1 Retained IP Transferors, as determined in the Seller’s discretion) their respective right, title and interest in and to the Pro Rata Portion of Stage 1a Retained IP and the Pro Rata Portion of Stage 1b Retained IP, in consideration for the Seller’s payment to the Purchaser (or waiver of the Purchaser’s obligation to pay any Deferred Retained IP Payments) of an amount equivalent to (1) in the case of any Pro Rata Portion of Stage 1a Retained IP, the Stage 1a Retained IP Purchase Price attributable to such Pro Rata Portion of Stage 1a Retained IP pursuant to Section 2.2(b), excluding such amounts included in the Subscription Price Deduction (which amounts shall not be excluded more than once in the case of multiple transfers of any Pro Rata Portion of Stage 1 Retained IP); and (2) in the case of  any Pro Rata Portion of Stage 1b Retained IP, at no cost; and (C) cause the Purchaser or the relevant Purchaser Subsidiaries to sell and transfer back to the Seller (or a Seller Subsidiary designated by the Seller) all of its and their respective right, title and interest in and to the Pro Rata Portion of Remaining Retained IP  in consideration for the Seller’s payment to the Purchaser or such Purchaser Subsidiaries of an amount equivalent to any amounts actually paid by the Purchaser or the relevant Purchaser Subsidiaries to the Seller in connection with the prior sale and transfer of such Pro Rata Portion of Remaining Retained IP but excluding any Taxes or amount the Purchaser is responsible for pursuant to Section 2.6(b)(iii), without duplication.  The “Pro Rata Portion of Stage 1a Retained IP” shall mean a portion of the Stage 1a Retained IP as mutually agreed by the Seller and the Purchaser that is valued at an amount equivalent to the subscription price paid by the Seller or its Subsidiaries for the Redeemed Interest; the “Pro Rata Portion of Stage 1b Retained IP” shall mean a portion of the Stage 1b Retained IP with a value proportionate to the Redeemed Interest relative to Seller’s and its Subsidiaries’ Ownership Interest immediately prior to the application of this Section 9.14 and mutually agreed by the Seller and the Purchaser; and the “Pro Rata Portion of Remaining Retained IP” shall mean a portion of the Remaining Retained IP that has been transferred and sold by or on behalf of the Seller to the Purchaser or such Purchaser Subsidiaries after the Issuance Closing Date pursuant to Section 2.2(c) (other than any Remaining Retained IP that has been so transferred and sold pursuant to Section 2.2(c)(i), to the extent the requirement of the applicable Governmental Authority that required such transfer and sale remains applicable) as mutually agreed by the Seller and the Purchaser and (x) in the case of Remaining Retained IP transferred pursuant to Section 2.2(c)(iv) or otherwise in respect of a Funded Amount, that is valued at an amount equivalent to such Funded Amount, and (y) in all other cases, with a value proportionate to the Redeemed Interest relative to Seller’s and its Subsidiaries’ Ownership Interest immediately prior to the application of this Section 9.14 and mutually agreed by the Seller and the Purchaser.

(iv)                                   the Purchaser shall reimburse the Seller and its Subsidiaries for all costs and expenses incurred by Seller and its Subsidiaries in connection with any actions undertaken pursuant to this Section 9.14, including Taxes directly related thereto (other than (A) any capital gains Taxes or other Taxes payable or owed by the Seller or its Affiliates from any subsequent direct or indirect sale, redemption or repurchase of such Purchaser Equity or (B) any VAT payable with respect to the transfer of the Stage 1 Retained IP or Remaining Retained IP pursuant to this this Section 9.14), but excluding, for the avoidance of doubt, any Losses related to any change in the price or value of any Equity Securities of the Seller. For clarity, the Seller and its Subsidiaries shall be responsible for any VAT payable with respect to the transfer of the Stage 1 Retained IP or Remaining Retained IP pursuant to this this Section 9.14.

Notwithstanding anything to the contrary, the rights of the Seller, the Seller Designated Investment Entity or their respective Affiliates under this Section 9.14 shall automatically terminate upon the Listing Date.

Section 9.15                             Unwind of Amendment prior to Issuance Closing.  If (a) the Issuance Closing has not occurred on or prior to the Long-Stop Date, or (b) any Governmental Authority has, after the Amendment Date, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Issuance and the Purchaser and the Alibaba Independent Committee agree such prohibition is not subject to further appeal and cannot be resolved in any alternative manner, then this Agreement and the Subscription Agreement shall terminate, and at the same time, the Prior Agreements shall become effective.

Section 9.16                             Anti-Dilution Right for Global IPO.  Notwithstanding anything herein to the contrary,

(a)                                 In connection with an IPO of Equity Securities of the Purchaser on one or more stock exchanges (the “Global IPO”), the Purchaser shall, no later than seven (7) Business Days prior to the scheduled listing committee hearing of the Global IPO, notify the Seller in writing of the proposed issuance of the Purchaser’s Equity Securities in such Global IPO (the “Global IPO Securities”) (which notice shall specify the number of the Global IPO Securities expected to be issued). The Seller shall have the right to subscribe for, or designate a Subsidiary to subscribe for, and the Purchaser shall issue, allot and place to the Seller or its designated Subsidiary, as the case may be, any number of Global IPO Securities in accordance with the remainder of this clause (a) and clause (b) of this Section 9.16, provided that (i) the equity interest held by the Seller and its Subsidiaries after such subscription and any other subscription of securities of the Purchaser in the Global IPO (without taking into account any over-allotment options to be granted to underwriters in the Global IPO) immediately upon completion of the Global IPO shall not exceed 33% (the “Anti-Dilution Right”); and (ii) such subscription complies with all applicable Laws and all necessary Governmental Approvals have been obtained. For the avoidance of doubt, the Seller and its Subsidiaries shall not be entitled to subscribe for any additional Global IPO Securities or other additional securities to be issued by the Purchaser as a result of the exercise of any over-allotment options in the Global IPO.

(b)                                 If the Seller wishes to exercise the Anti-Dilution Right, it shall, no later than five (5) Business Days prior to the scheduled listing committee hearing of the Global IPO, notify the Purchaser in writing specifying the number of Global IPO Securities that it or its designated Subsidiary will subscribe for or the total monetary amount (exclusive of transaction levies and trading fees) for such subscription.

(c)                                  If the number of Global IPO Securities to be issued in the Global IPO differs from the number stated in the notice given by the Purchaser under Section 9.16(a) above, the Purchaser shall give prompt notice of such updated number of Global IPO Securities to the Seller, and the Seller shall have the right to revise the number of Global IPO Securities that it or its designated Subsidiary will subscribe for or the total monetary amount for such subscription within two (2) days after receiving the updated notice from the Purchaser.

(d)                                 The per share purchase price for the Global IPO Securities to be subscribed for by the Seller or its designated Subsidiary in exercising the Anti-Dilution Right shall equal the final offer price for such Global IPO Securities. The Seller and its Subsidiaries shall not be required to pay any underwriting fee but shall pay all applicable transaction levies and trading fees. Subject to compliance with applicable regulatory requirements, the Seller shall not be required to pay any brokerage.

(e)                                  The closing of any subscription for the Global IPO Securities pursuant to the exercise of the Anti-Dilution Right shall occur simultaneously with the closing of the Global IPO giving rise to the Anti-Dilution Right, subject to the receipt of any necessary Governmental Approvals to which the issuance of such Global IPO Securities is subject.

(f)                                   In the event the Anti-Dilution Right is exercised in whole or in part through participation in the international offering in respect of an IPO on the Hong Kong Stock Exchange, and there is over-subscription under a public offering by the Purchaser for subscription of Global IPO Securities by the public in Hong Kong (the “Hong Kong Public Offering”), the number of Global IPO Securities to be subscribed for by the Seller or its designated Subsidiary by exercising its Anti-Dilution Right shall not be affected by the reallocation of Global IPO Securities between the international offering and the Hong Kong Public Offering.

(g)                                  The Anti-Dilution Right shall be exercisable only with respect to a Global IPO and shall terminate upon, and be of no force and effect from and after the completion and issuance of all Equity Securities of the Purchaser pursuant to the Global IPO,  unless earlier terminated as mutually agreed upon by the Purchaser and the Seller.

(h)                                 Each of the Seller and the Purchaser shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Section 9.16 and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Section 9.16. Without limiting the generality of the foregoing, the Purchaser shall use its commercially reasonable efforts to obtain all necessary licenses, consents, approvals, registrations, qualifications, Orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Section 9.16, including without limitation, waivers of Rules 9.09(b) and 10.04 and Paragraph 5(2) of Appendix 6 to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited from HKSE for the exercise of the Anti-Dilution Right by the Seller (to the extent applicable). The Purchaser agrees to keep the Seller apprised of the status of matters referred to in this clause (h).

(i)                                     Each of JM, JT and the Management Holdcos shall take all actions, including voting all Equity Securities of the Purchaser, to procure that the Seller’s rights under this Section 9.16 are given effect and the Purchaser takes all actions necessary or appropriate to enable the exercise by the Seller of its Anti-Dilution Right.